77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of BlackRock California Insured Municipal Income Trust held on November 30, 2009, the results were as follows:

Common & Preferred:

Proposal 1.

1: To approve an Agreement and Plan of Reorganization among the Fund, BlackRock California Municipal Income Trust and BFZ Merger Subsidiary and the termination of the Fund's registration under the Investment Company Act of 1940, as amended.

With respect to Proposal 1, the shares of the Fund were voted as follows:

Common & Preferred:

For

Against

Abstain

2,565,170

206,475

105,210

Preferred:

Proposal 1.

1: To approve an Agreement and Plan of Reorganization among the Fund, BlackRock California Municipal Income Trust and BFZ Merger Subsidiary and the termination of the Fund's registration under the Investment Company Act of 1940, as amended.

With respect to Proposal 1, the shares of the Fund were voted as follows:

Preferred:

For

Against

Abstain

1,070

86

43